EXHIBIT 99.1
                                                                    ------------


[GRAPHIC OMITTED - LOGO]MFN

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
Corporate Headquarters 360 Hamilton Avenue  White Plains, NY 10601 914.421.6700
                                                                     www.mfn.com

FOR IMMEDIATE RELEASE

             METROMEDIA FIBER NETWORK ANNOUNCES DEFERRAL OF INTEREST
                PAYMENT ON VERIZON SUBORDINATED CONVERTIBLE NOTES

                             MFN WITHDRAWS GUIDANCE

            MFN ALSO ANNOUNCES LETTER OF INTENT TO SELL PAIX CENTERS
                                 FOR $50 MILLION

NEW YORK, MARCH 18, 2002. Metromedia Fiber Network, Inc. (NASDAQ: MFNX), the leading provider of digital communications infrastructure, announced today that it has deferred payment of approximately $30 million of interest due March 15, 2002 on its $975 million 6.15% Subordinated Convertible Notes issued to Verizon Communications, Inc. MFN is currently negotiating with Verizon with respect to this payment. If MFN neither reaches an agreement with Verizon nor makes this interest payment on or before the expiration of a 30-day grace period an "event of default" under the indenture governing these notes will occur.

MFN further announced that as a result of a general downturn in the global communications industry, the Company has withdrawn its previously announced revenue and normalized EBITDA guidance for the quarter ended December 31, 2001 and for the year ending December 31, 2002, its capital expenditure guidance for the year ended December 31, 2001 and 2002 and its guidance that it would be normalized EBITDA positive for the quarter ending March 31, 2002. MFN is unable to provide revised guidance at this time.

MFN also announced that it will seek to restructure its indebtedness. Absent the deferral of the interest payment to Verizon, MFN would not have been able to make the interest payment and satisfy its other near-term cash requirements. At February 28, 2002, MFN had approximately $3.3 billion of consolidated indebtedness and approximately $37.3 million of unrestricted domestic cash and cash equivalents. No assurance can be given that MFN will be able to successfully restructure its indebtedness. If MFN is not able to successfully restructure its indebtedness, MFN may be required to file for protection under Chapter 11 of the U.S. Bankruptcy Code. In addition, any potential restructuring of MFN's indebtedness may result in substantial dilution to MFN's existing stockholders.

                                    - more -

MFN further announced that it had entered into a non-binding letter of intent to sell its PAIX facilities for approximately $50 million in cash and an equity interest in the purchaser. Consummation of the PAIX transaction is subject to a number of significant conditions to closing, including execution of definitive documentation, completion of due diligence, obtaining required consents, and other customary conditions to closing. MFN expects the PAIX transaction to be consummated in the second quarter of 2002, although no assurance can be given that the transaction will be consummated. MFN expects net proceeds from the PAIX sale at closing, after escrow holdbacks to be approximately $44.5 million; however, a substantial portion of those proceeds will be required to repay certain outstanding indebtedness unless a waiver is obtained. MFN continues to explore other opportunities in order to satisfy its near-term and medium-term liquidity needs.

METROMEDIA FIBER NETWORK, INC.

MFN is the leading provider of digital communications infrastructure solutions. The Company combines the most extensive metropolitan area fiber network with a global optical IP network, state-of-the-art data centers, award-winning managed services and extensive peering relationships to deliver fully integrated, outsourced communications solutions to Global 2000 companies. The all-fiber infrastructure enables MFN customers to share vast amounts of information internally and externally over private networks and a global IP backbone, creating collaborative businesses that communicate at the speed of light.

Customers can take advantage of MFN's complete, end-to-end solution or select individual components to complement their existing infrastructures. By leasing MFN's metropolitan and regional fiber, customers can create their own, private optical network with virtually unlimited, un-metered bandwidth at a fixed fee. For more reliable, secure and high-performance Internet connectivity, customers can use MFN's private IP network to communicate globally without ever touching the public-switched network. Moreover, MFN's comprehensive managed services enable companies to create a world-class Internet presence, optimize complex sites and private optical networks, and transform legacy applications, all with a single point of contact.

PAIX.net, Inc., a subsidiary of MFN and the original neutral Internet exchange, offers secure, Class A co-location facilities where ISPs and other Internet-centric companies can form public and private peering relationships with each other, and have access to mulptiple telecommunications carriers for circuits within each facility.

One network. One infrastructure. One source.

For more information on MFN, please visit our Web site at www.mfn.com.

         THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC AND BUSINESS CONDITIONS, COMPETITION, CHANGES IN TECHNOLOGY AND METHODS OF MARKETING, AVAILABILITY OF FINANCING, EXECUTION RISK RELATING TO THE TRANSACTION DESCRIBED HEREIN AND VARIOUS OTHER FACTORS BEYOND THE COMPANY'S CONTROL. THIS ALSO INCLUDES SUCH FACTORS AS ARE DESCRIBED FROM TIME TO TIME IN THE SEC REPORTS FILED BY METROMEDIA FIBER NETWORK, INCLUDING THE MOST RECENTLY FILED FORMS S-3, 10-K AND 10-Q.


         MEDIA RELATIONS:                       INVESTOR RELATIONS:
         Kara Carbone                           Martin Cohen
         Metromedia Fiber Network               212-606-4389
         212-803-5596
         KCARBONE@MFN.COM